Exhibit 5.1

[ORACLE LETTERHEAD]

December 10, 2021

Oracle Corporation

2300 Oracle Way

Austin, Texas 78741

Ladies and Gentlemen:

I am Senior Vice President, Associate General Counsel and Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about December 10, 2021, in connection with the registration under the Securities Act of 1933, as amended, of 300,000,000 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), to be issued under the Company’s 2020 Amended and Restated Equity Incentive Plan (the “Oracle Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the Oracle Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Senior Vice President, Associate General Counsel and Secretary